Following are the matters voted upon and the results of those votes cast at the annual meeting of shareholders held May 12, 2014:
With respect to the election of six directors by the holders of Common Stock, $1.00 par value:

                                                                                            Votes For           Votes Withheld
Eric S. Ende .. . . . . . . . . . .. . . . . . . . . . . . 6,782,138   116,889
Thomas P. Merrick . . . . . . . . . . . . . . . . . . . 6,776,197   116,889
Alfred E. Osborne, Jr. . .. . . . .... . . . . .. 6,769,674            116,889
A. Robert Pisano . . . . . . . . . . . . . . . . . .. . . 6,751,430   116,889
Patrick B. Purcell . . . . . . . . . . . . . . . . ... ..  6,771,911    116,889
Allan M. Rudnick . . . . . . . . . . . . . . . . . . . . 6,779,786   116,889